Filed Pursuant to Rule 433
Registration Statement No. 333-140030

18,975,000 Ordinary Shares
Cellcom Israel Ltd.
Ordinary Shares

        We filed an amendment to our registration statement on F-1 today with the Securities and Exchange Commission which revised or clarified certain disclosures in the preliminary prospectus dated January 17, 2007. In particular, the preliminary prospectus disclosed that individual subscribers may seek to file class actions against the cellular companies based on the alleged failure to comply with the number portability requirements imposed by the government. As set forth on page 89 of the amended registration statement, such a purported class action has now been filed against the three largest cellular providers, including us, and the two largest wireline providers in Israel. The claim was filed in the District Court of Jerusalem by three plaintiffs claiming to be subscribers of some of the defendants, in connection with an alleged violation of the defendants’ statutory duty to allow their subscribers to transfer with their number to another operator, thus, allegedly, causing monetary damage to the subscribers. If the lawsuit is certified as a class action, the total amount claimed is estimated by the plaintiffs to be at least NIS 10.6 billion, without specifying the amount claimed from us and subject to increase in as much as the alleged violation is prolonged. The amount of damages alleged by the plaintiffs is at least NIS 1,000 per subscriber (the plaintiffs are alleging that the damage for business customers is at least double the amount and are maintaining the right to increase the claim accordingly), and we have been attributed 2.82 million subscribers in the claim.
      At this preliminary stage, we are unable to assess the lawsuit’s chances of success. Accordingly, no provision has been made in our financial statements in respect of this claim. However, we believe that the claim does not provide a relevant basis for the amount of monetary damages requested.
      The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling toll-free 1-866-471-2526.

Bookrunners

Goldman, Sachs & Co.	Citigroup	Deutsche Bank Securities

Joint-Lead Manager
Merrill Lynch & Co.

Co-Managers

Jefferies & Company	William Blair & Company
January 31, 2007